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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

At the Company:                                      At Arnold Public Relations:
---------------                                      ---------------------------
Bruce Corwin                                         Media Contact:
Vice President                                       Phil Nunes
Corporate Communications                             (617) 587-8906
(646) 325-8907

                          AMERITRADE TO ACQUIRE NDB.COM

                     TRANSACTION TO BE ACCRETIVE TO EARNINGS
  ACQUISITION DEMONSTRATES MANAGEMENT TEAM'S FOCUS ON GROWTH AND PROFITABILITY

OMAHA, NE -- TUESDAY, JULY 31, 2001 -- Ameritrade Holding Corp. (Nasdaq: AMTD) today announced a definitive agreement to acquire National Discount Brokers Corporation (NDB.com), an indirect subsidiary of Deutsche Bank AG, for approximately $154 million in common stock. NDB.com is consistently one of the highest rated online brokers by leading financial publications.

AMERITRADE BENEFITS:
The transaction is expected to:(1)
-    Be immediately accretive to earnings and cash flow upon closing
-    Add approximately:
     -   $67 million in incremental revenue to Ameritrade's fixed cost structure
     -   316,000 additional accounts, a 20 percent increase
     -   $300 million in margin balances, a 23 percent increase
     -   $6.3 billion in client assets, a 24 percent increase
     -   9,000 trades per day, an 8 percent increase
-    Reduce debt-to-equity ratio from 29 to 18 percent
- Add 401(k) accounts and an employee stock option business to the new Institutional Client Division

"Last month, we announced the largest reorganization in our company's history. This acquisition reflects our aggressive focus on growth and profitability," said Joe Moglia, chief executive officer of Ameritrade Holding Corporation. "By maximizing our operating leverage, we expect to increase our commission revenue, net interest revenue and operating margins, and move toward our goal of being a market leader in every client segment we serve. Our new clients will benefit from our segmentation strategy, which will provide greater choice and customized products and services."


                                    - more -


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1. Based on NDB.com's financial information as of, or for the 12 months ended,
   June 30, 2001

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Ameritrade to Acquire NDB.com/Page 2

"NDB.com's clients are winners in this transaction. They will benefit from the value, service and ease-of-use that we have always admired about Ameritrade," commented Mayo Shattuck, CEO of Deutsche Bank's Private Client and Asset Management Division in the Americas. "Deutsche Bank will continue to focus on our strategy to further build on the strong position of NDB Capital Markets Corp."

ABOUT THE TRANSACTION
The transaction is anticipated to close in the fall, subject to customary regulatory approvals. Depending on the market price of Ameritrade common stock prior to the closing and subject to a collar, the number of shares to be issued will be between approximately 21 million to 32 million. Upon completion of the transaction, National Discount Brokers Group, Inc. or its designated affiliate will own between 10 percent and 14 percent of Ameritrade common stock. Ameritrade will file, shortly after closing, a registration statement with respect to the shares it issues. The Federal tax treatment of the transaction (with a joint election under Section 338(h) (10) of the Internal Revenue Code) is expected to provide significant financial benefits to Ameritrade. Upon the completion of the transition period after closing, Ameritrade plans to conduct all operations in its existing facilities across the U.S.

Ameritrade will update its current projections in the Investor Relations "Outlook" section of its corporate website located at www.amtd.com after the acquisition is completed.

ABOUT AMERITRADE HOLDING CORPORATION
Ameritrade Holding Corporation (www.amtd.com) is a pioneer in the online brokerage industry with a 26-year history of providing clients a self-directed approach to investment services. The award-winning Company, through its Private Client and Institutional Client divisions, provides tiered levels of brokerage products and services tailored to meet the varying investing, trading and execution needs of self-directed individual investors, financial institutions and corporations.

ABOUT NDB.COM
NDB.com, formerly known as National Discount Brokers Corp., is the online brokerage business of National Discount Brokers Group, an indirect subsidiary of Deutsche Bank AG. For the past three years, NDB.com has received Barron's highest overall rating of four stars and also been ranked #1 in Trade Execution Process. NDB.com currently services approximately 316,000 customer accounts, holding more than $6.3 billion in assets. Following the transaction, National Discount Brokers Group will retain its institutional market making business which, along with NDB.com, was purchased by Deutsche Bank AG in 2000.

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This document contains forward-looking statements regarding future events or the future performance of Ameritrade. Various factors could cause actual results to differ materially from those anticipated. Readers of this document are advised to check the documents filed by Ameritrade with the Securities & Exchange Commission, including Ameritrade's Form 10-K and 10-Q for descriptions of risks and uncertainties related to forward-looking statements that could cause actual results to differ materially from those described in the forward-looking statements.